Exhibit 5.1

February 13, 2008
Board of Directors
American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Ladies and Gentlemen:
We are acting as counsel to American Public Education, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 under Rule 462(b) and (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 515,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which Shares are to be sold by a selling stockholder named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on February 11, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Certain resolutions of the Board of Directors of the Company, certain resolutions of the stockholders of the Company, and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, authorization of the issuance and sale of the Shares.

5.	A certificate of an officer of the Company as to certain facts relating to stock issuances of the Company.

Board of Directors
American Public Education, Inc.

6.	A certificate of the Secretary of the Company, dated as of the date hereof.
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON LLP
HOGAN & HARTSON LLP